Exhibit 99.1

Certain Acquired Properties Subject to a

Net Lease with a Single Tenant

We have and may continue to acquire properties that are subject to a net lease with a single tenant whereby the tenant is responsible for all the operating costs of the property including, real estate taxes, insurance, maintenance and repair and other operating expenses per the lease agreement. In limited instances, such tenants, or their guarantor, have audited financial information available including those tenants or guarantors that are public registrants with the SEC. In these limited cases we are providing summary financial information with respect to those tenants as we believe the financial information specific to these tenants, along with other relevant information, to be more relevant and useful than audited financial information provided pursuant to SEC Rule 3-14.

Eden Prairie Office Center

On October 3, 2008, we acquired a 100% fee interest in an office property located in the Minneapolis, Minnesota market (the “Eden Prairie Office Center”). The Eden Prairie Office Center is comprised of approximately 107,000 net rentable square feet and is 100% leased to a single tenant with a 15 year term. We paid for the Eden Prairie Office Center through a combination of net proceeds from our public and private offerings.

The Eden Prairie Office Center was a build-to-suit development that was completed in April 2008 and is currently 100% leased to Alliant Techsystems Inc. pursuant to a net operating lease whereby significantly all of the property’s non-financial operating and holding costs are transferred to Alliant Techsystems Inc. including real estate taxes, insurance, repair and maintenance and other operating expenses. Alliant Techsystems Inc. is a premier aerospace and defense company with more than 17,000 employees in 21 states.

Future minimum lease payments due under the operating lease with the Alliant Techsystems Inc. for the next five years as of December 31, 2009, are as follows (amounts in thousands):

Year Ending December 31,
2009	$2,144
2010	2,183
2011	2,223
2012	2,264
2013	2,305

$11,119

Alliant Techsystems Inc. is currently a public company that files reports to the Securities and Exchange Commission and the summary financial data below was obtained from Alliant Techsystems Inc.’s most recently filed audited annual report. For additional information and to obtain a complete understanding of the financial statements and the related critical accounting policies and estimates used in the preparation of those financial statements, please refer to Alliant Techsystems Inc.’s annual report filed on Form 10-K which is available on the SEC’s website at www.sec.gov. Summary financial data for Alliant Techsystems Inc. is presented below for the fiscal years ended March 31, 2008, 2007 and 2006 (amounts in thousands):

	Year Ended March 31,
	2008	2007	2006
Summary Income Information:
Net sales	$4,171,725	$3,565,072	$3,216,142
Costs and expenses	3,325,410	2,878,711	2,592,842

Gross profit	846,315	686,361	623,300
Other expenses, net	623,968	502,233	469,418

Net income	222,347	184,128	153,882

Summary Cash Flow Information:
Cash provided by operating activities	$382,751	$44,468	$216,647
Cash used in investing activities	(204,032)	(80,483)	(63,571)
Cash provided by (used in) financing activities	(75,039)	43,018	(156,758)

	As of March 31,
	2008	2007
Summary Balance Sheet Information:
Current assets	$1,247,916	$1,029,018
Non-current assets	1,948,278	1,845,664

Total assets	$3,196,194	$2,874,682

Current liabilities	$630,887	$503,272
Non-current liabilities	1,824,199	1,813,529

Total liabilities	2,455,086	2,316,801
Shareholders’ equity	741,108	557,881

Total liabilities and shareholders’ equity	$3,196,194	$2,874,682

Austin-Mueller Health Center

On December 23, 2008, we entered into a joint venture with ProLogis (the “TRT-ProLogis Joint Venture”), through which we acquired an office property located in the Austin, Texas market (the “Austin-Mueller Health Center” formerly referred to as the “North Austin Health Center”). The Austin-Mueller Health Center was contributed to the TRT-ProLogis Joint Venture from a subsidiary of ProLogis. Pursuant to the terms of the TRT-ProLogis Joint Venture we contributed approximately 90% of the equity of the TRT-ProLogis Joint Venture and we are the general partner thereof, while ProLogis contributed approximately 10% of the equity of the TRT-ProLogis Joint Venture. Pursuant to the terms of the TRT-ProLogis Joint Venture, we acquired the Austin-Mueller Health Center using a combination of (i) proceeds from our public and private offerings, (ii) an equity contribution from ProLogis and (iii) debt financing of approximately $22.7 million. We have the right to acquire ProLogis’ remaining interest in the TRT-ProLogis Joint Venture three years after the acquisition of the Austin-Mueller Health Center. The Austin-Mueller Health Center consists of approximately 156,000 net rentable square feet that will be 100% occupied by a single tenant in the health care industry subject to an 11-year term.

The Austin-Mueller Health Center is 100% leased to the Seton Family of Hospitals pursuant to a net operating lease whereby significantly all of the property’s non-financial operating and holding costs are transferred to the Seton Family of Hospitals including real estate taxes, insurance, repair and maintenance and other operating expenses. The Seton Family of Hospitals is a not-for-profit organization and member of Ascension Health. The Seton Family of Hospitals is the leading provider of healthcare services in Central Texas. The network includes five urban acute care hospitals, two rural hospitals, a mental health hospital, several strategically located health facilities that provide medical care for well patients and three primary care clinics for the uninsured.

Future minimum lease payments due under the operating lease with the Seton Family of Hospitals for the next five years as of December 31, 2009, are as follows (amounts in thousands):

Year Ending December 31,
2009	$3,773
2010	3,773
2011	3,773
2012	3,773
2013	3,773

$18,865

Summary financial data for the Seton Family of Hospitals is presented below for the fiscal years ended June 30, 2007 and 2006 (amounts in thousands):

	For the Year Ended June 30,
	2007	2006
	(In thousands)
Summary Income Information:
Total operating revenue	$1,101,798	$956,048
Total operating expenses	998,408	873,553

Income from operations	103,390	82,495
Total non-operating gains, net	69,389	31,059

Excess of revenue and gains over expenses	$172,779	$113,554

	As of June 30,
	2007	2006
	(In thousands)
Summary Balance Sheet Information:
Current assets	$181,844	$196,588
Total assets	$1,491,873	$1,173,885
Current liabilities	$173,854	$152,860
Total liabilities	$620,631	$458,386